UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) October 31, 2018

TransEnterix, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-19437	11-2962080
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

635 Davis Drive, Suite 300

Morrisville, North Carolina

(Address of principal executive offices)

919-765-8400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On October 31, 2018 (the “Closing Date”), TransEnterix, Inc. (the “Company”) completed the strategic acquisition (the “Acquisition Transaction”) of substantially all of the assets, including intellectual property assets, of MST Medical Surgery Technologies, Ltd., an Israeli private company (the “Seller”). The acquisition was consummated pursuant to that certain Asset Purchase Agreement, dated September 23, 2018 (the “Purchase Agreement”) among the Company, the Seller and two of the Company’s wholly owned subsidiaries, as purchasers of the assets of the Seller, including the intellectual property assets (collectively, the “Buyers”).

Under the terms of the Purchase Agreement, the acquisition price is to be paid in two tranches. As of the Closing Date, the Buyers paid $5.8 million in cash to the Seller, and the Company issued 3.15 million shares of the Company’s common stock (the “Securities Consideration”) to the Seller. Within one year after the Closing Date, the Company and the Buyers shall pay an additional $6.6 million as additional consideration, payable in cash, stock or cash and stock, at the discretion of the Company (the “Additional Consideration”).

The issuance of the Securities Consideration was effected as a private placement of securities under Section 4(a)(2) of the Securities Act of 1933, as amended. The Securities Consideration issued represents approximately 1.5% of the Company’s outstanding common stock. On the Closing Date, the Company and Seller entered into a Lock-Up Agreement restricting the Seller’s ability to transfer the Securities Consideration for up to eighteen months after the Closing Date, and a Registration Rights Agreement, under which the Company committed to register the Securities Consideration for resale once the applicable lock-up periods are satisfied.

The foregoing description of the Securities Consideration paid at Closing is qualified in its entirety by reference to the complete text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2018, and incorporated by reference herein.

Item 3.02	Unregistered Sales of Equity Securities.

Acquisition Transaction

The issuance of the Securities Consideration as part of the Acquisition Transaction as described under Section 2.01 of this Current Report on Form 8-K was effected as a private placement of securities and such description is incorporated by reference into this Item 3.02.

Lock-Up Agreement and Registration Rights Agreement

In connection with the Acquisition Transaction, the Company and the Seller entered into a Lock-Up Agreement, dated October 31, 2018, pursuant to which the Seller agreed, subject to certain exceptions, not to sell, transfer or otherwise convey any of the Securities Consideration for six months following the Closing Date. The Lock-Up Agreement further provides that the Seller may sell, transfer or convey: (i) no more than 50% of the Securities Consideration during the period commencing on the six-month anniversary of the Closing Date and ending on the twelve-month anniversary of the Closing Date; and (ii) no more than 75% of the Securities Consideration during the period commencing on the twelve-month anniversary of the Closing Date and ending on the eighteen-month anniversary of the Closing Date. The restrictions on transfer contained in the Lock-Up Agreement cease to apply to the Securities Consideration following the eighteen-month anniversary of the Closing Date, or earlier upon certain other conditions. The Lock-Up Agreement further provides that the Seller may not sell, transfer or convey the

Additional Consideration, if such Additional Consideration is paid in whole or in part through the issuance of shares of the Company’s common stock, until after the six-month anniversary of the issuance of the Company’s common stock as Additional Consideration, or earlier upon certain other conditions.

In connection with the Acquisition Transaction, the Company also entered into a Registration Rights Agreement, dated as of October 31, 2018, with the Seller, pursuant to which the Company agreed to register the Securities Consideration such that such Securities Consideration is eligible for resale following the end of the lock-up periods described above.

The foregoing descriptions of the Lock-Up Agreement and Registration Rights Agreement are only a summary and are qualified in their entirety by reference to the complete text of the Lock-up Agreement and Registration Rights Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated September 23, 2018, by and among MST Medical Surgery Technologies Ltd., an Israeli private company, TransEnterix, Inc., a Delaware corporation, TransEnterix Europe, S.A.R.L., a Luxemburg limited liability company acting through its Swiss branch being established under the name “TransEnterix Europe Sarl, Bertrange, Swiss Branch Lugano,” and TransEnterix Israel Ltd., an Israeli company (incorporated by reference to the Company’s Current Report on Form 8-K filed with the SEC on September 25, 2018).

10.1	Lock-Up Agreement, dated October 31, 2018, by and between the Company and MST Medical Surgery Technologies, Ltd.

10.2	Registration Rights Agreement, dated October 31, 2018, by and between the Company and MST Medical Surgery Technologies, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRANSENTERIX, INC.

Date: November 1, 2018	/s/ Joseph P. Slattery
Joseph P. Slattery
EVP and Chief Financial Officer

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